UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2015

GUIDED THERAPEUTICS, INC.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of principal executive offices)		30092 (Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On September 3, 2015, the Company entered into an interim purchase agreement (the “Interim Agreement”) that amended a previously disclosed securities purchase agreement, dated June 29, 2015 (the “Purchase Agreement”), involving the issuance and sale to certain accredited investors of shares of the Company’s Series C convertible preferred stock (the “Preferred Stock”) and warrants exercisable for shares of Company’s common stock (the “Warrants”).

The Interim Agreement amends the Purchase Agreement to provide for certain of the investors (the “Interim Purchasers”) to purchase an additional aggregate of $550,000 in shares of Preferred Stock and Warrants on the same terms as set forth in the Purchase Agreement, but at an interim closing expected to occur as early as September 3, 2015 but no later than September 10, 2015 (the “Interim Closing”). In addition, the Lead Purchaser (as defined in the Purchase Agreement), obligated to purchase a second tranche of $1.5 million in shares of Preferred Stock and Warrants at a closing expected to occur shortly after the Company’s special meeting of stockholders on September 15, 2015, has agreed to accelerate the purchase of half that amount to the Interim Closing, and to purchase the remaining half at a new closing to occur upon the effectiveness of the second resale registration statement required to be filed pursuant to the registration rights agreement entered into in connection with the Purchase Agreement (the Registration Rights Agreement”).

Pursuant to the Interim Agreement, the Interim Purchasers have agreed that the shares of the Company’s common stock issuable upon conversion of, or as payment of dividends on, the additional shares of Preferred Stock, or the shares of common stock issuable upon exercise of the additional Warrants, may not be sold until the earlier of (1) the date the Lead Investor holds 25% or less of the number of shares of Preferred Stock sold to the Lead Investor, (2) the first date that the closing price per share of the Company’s common stock equals or exceeds $0.20 for five consecutive trading days; and (3) one year from the date of issuance of the additional shares.

The Interim Agreement also amends the Registration Rights Agreement to clarify the order of priority and timing for the registration for resale of shares of common stock issuable upon conversion of, or payment of dividends on, the Preferred Stock, and to eliminate the registration requirements for the shares issuable upon exercise of the Warrants.

In connection with the Interim Agreement, the Company amended the Certificate of Designations of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Preferred Stock Designation”), effective as of September 3, 2015, to increase the number of authorized shares of Preferred Stock from 7,200 to 9,000. The Company further amended the Preferred Stock Designation to eliminate the beneficial ownership limitations for existing stockholders who beneficially own more than 4.99% of the Company’s common stock and to provide a waiver right regarding the operation of certain anti-dilution provisions for the Preferred Stock for the holders of a majority of the then-outstanding shares of Preferred Stock.

John Imhoff, a director of the Company, is one of the Interim Purchasers.

The foregoing descriptions of the Interim Agreement and the amendments to the Preferred Stock Designation do not purport to be complete, and are qualified in their entirety by references to Exhibit 10.1 and Exhibit 3.1 respectively hereto, which are incorporated herein by reference.

A press release further describing the transaction is attached at Exhibit 99.1 and is incorporated herein by reference.

This current report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy any securities. The securities described above have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act.

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Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02. The issuance of the securities above pursuant to the Interim Agreement and Purchase Agreement has been conducted as a private placement to “accredited investors” (as that term is defined under Rule 501 of Regulation D), and is exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

Item 3.03 Material Modification to Rights of Security Holders

The information set forth under Item 1.01 is incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth under Item 1.01 is incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Exhibit
3.1	Amendments to Series C Convertible Preferred Certificate of Designations
10.1	Interim Agreement
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Gene S. Cartwright, Ph.D.
By: Gene S. Cartwright, Ph.D.
President and Chief Executive Officer
Date: September 3, 2015

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EXHIBIT INDEX

Number	Exhibit
3.1	Amendments to Series C Convertible Preferred Certificate of Designations
10.1	Interim Agreement
99.1	Press Release

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